Exhibit 99.1
Wynn Resorts, Limited Reports Fourth Quarter and Year End 2016 Results

LAS VEGAS, January 26, 2017 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2016.

Net revenues were $1.30 billion for the fourth quarter of 2016, an increase of 37.3%, or $353.5 million, from $946.9 million for the same period of 2015. The increase was the result of $418.7 million from Wynn Palace, partially offset by decreases of $57.2 million from Wynn Macau and $7.9 million from our Las Vegas Operations.

On a U.S. GAAP basis, net income attributable to Wynn Resorts, Limited was $113.8 million, or $1.12 per diluted share, for the fourth quarter of 2016, an increase of 30.5%, or $26.6 million, from net income attributable to Wynn Resorts, Limited of $87.2 million, or $0.86 per diluted share, for the same period of 2015. The increase in net income attributable to Wynn Resorts, Limited was primarily a result of a decrease in the Redemption Note fair value. Adjusted net income attributable to Wynn Resorts, Limited (1) was $51.0 million, or $0.50 per diluted share, for the fourth quarter of 2016, compared to $104.1 million, or $1.03 per diluted share, for the same period of 2015.

Adjusted Property EBITDA (2) was $340.9 million for the fourth quarter of 2016, an increase of 18.6%, or $53.5 million, from $287.5 million for the same period of 2015, primarily a result of $77.5 million from Wynn Palace, partially offset by decreases of $12.8 million from our Las Vegas Operations and $11.2 million from Wynn Macau.

For the full year, net revenues were $4.47 billion in 2016, an increase of 9.6%, or $390.4 million, from $4.08 billion for the same period of 2015. On a U.S. GAAP basis, net income attributable to Wynn Resorts, Limited was $242.0 million, or $2.38 per diluted share, in 2016, compared to $195.3 million, or $1.92 per diluted share, for the same period of 2015. The increase in net income attributable to Wynn Resorts, Limited was primarily due to a loss on extinguishment of debt we experienced in the prior year. Adjusted net income attributable to Wynn Resorts, Limited (1) was $345.4 million, or $3.39 per diluted share, in 2016, compared to $349.6 million, or $3.44 per diluted share, for the same period of 2015.

Adjusted Property EBITDA (2) was $1.26 billion in 2016, an increase of 6.2%, or $73.5 million, from $1.19 billion for the same period of 2015, primarily a result of $103.0 million from Wynn Palace, partially offset by decreases of $27.1 million from Wynn Macau and $2.4 million from our Las Vegas Operations.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on February 28, 2017 to stockholders of record as of February 14, 2017.

Macau Operations

Wynn Macau

Net revenues from Wynn Macau were $498.4 million for the fourth quarter of 2016, a 10.3% decrease from $555.7 million for the same period of 2015. Adjusted Property EBITDA from Wynn Macau was $148.9 million for the fourth quarter of 2016, a 7.0% decrease from $160.1 million for the same period of 2015.

Casino revenues from Wynn Macau were $465.3 million for the fourth quarter of 2016, a 10.7% decrease from $521.2 million for the same period of 2015. Table games turnover in VIP operations was $10.80 billion, a 17.2% decrease from $13.03 billion for the fourth quarter of 2015. VIP table games win as a percentage of turnover (calculated before commissions) was 3.08%, above the expected range of 2.7% to 3.0% and the 2.60% we experienced for the fourth quarter of 2015. Table drop in mass market operations was $1.10 billion, a 7.5% decrease from $1.19 billion for the fourth quarter of 2015. Table games win in mass market operations was $193.9 million, a 15.2% decrease from $228.6 million for the fourth quarter of 2015. Table games win percentage in mass market operations was 17.7%, below the 19.3% experienced for the fourth quarter of 2015. Slot machine handle was $802.6 million, a 24.9% decrease from $1.07 billion for the fourth quarter of 2015, while slot machine win decreased 35.3% to $32.6 million.

Non-casino revenues before promotional allowances from Wynn Macau were $64.6 million for the fourth quarter of 2016, a 14.6% decrease from the $75.6 million for the same period of 2015. Room revenues decreased 16.9%, to $25.9 million for the fourth quarter of 2016, compared to $31.2 million for the same period of 2015. Our average daily rate ("ADR") was $262, an 18.9% decrease from $323 for the fourth quarter of 2015. Occupancy was flat at 96.3% for the fourth quarter of 2016, compared to the same period of 2015. Revenue per available room ("REVPAR") was $252, a 19.0% decrease from $311 for the fourth quarter of 2015.

Wynn Palace

On August 22, 2016, the Company opened Wynn Palace, with the fourth quarter of 2016 representing the first full quarter of operations for the resort.

Net revenues and Adjusted Property EBITDA from Wynn Palace were $418.7 million and $77.5 million, respectively, for the fourth quarter of 2016.

Casino revenues from Wynn Palace were $373.2 million for the fourth quarter of 2016. In VIP operations, table games turnover was $10.33 billion and table games win as a percentage of turnover (calculated before commissions) was 2.68%, below the expected range of 2.7% to 3.0%. In mass market operations, table drop was $725.0 million, table games win was $159.6 million and table games win percentage was 22.0%. Slot machine handle was $534.4 million and slot machine win was $28.1 million for the fourth quarter of 2016.

Non-casino revenues before promotional allowances from Wynn Palace were $86.1 million for the fourth quarter of 2016. Room revenues were $40.6 million with an ADR of $272, occupancy of 88.4% and REVPAR of $241.

Las Vegas Operations

Net revenues from our Las Vegas Operations were $383.3 million for the fourth quarter of 2016, a 2.0% decrease from $391.2 million for the same period of 2015. Adjusted Property EBITDA from our Las Vegas Operations was $114.6 million, a 10.0% decrease from $127.4 million for the fourth quarter of 2015.

Casino revenues from our Las Vegas Operations were $166.0 million for the fourth quarter of 2016, a 2.8% decrease from $170.9 million for the same period of 2015. Table games drop was $452.5 million, a 6.8% decrease from $485.7 million for the fourth quarter of 2015. Table games win was $124.5 million, a 10.6% decrease from $139.3 million for the fourth quarter of 2015. Table games win percentage was 27.5%, above the expected range of 21% to 25% and below the 28.7% experienced for the fourth quarter of 2015. Slot machine handle was $862.1 million, an 18.0% increase from $730.7 million for the fourth quarter of 2015, while slot win increased 8.8% to $57.2 million.

Non-casino revenues before promotional allowances from our Las Vegas Operations were $260.2 million for the fourth quarter of 2016, a 1.1% decrease from $263.0 million for the same period of 2015. Room revenues increased 3.8%, to $105.7 million for the fourth quarter of 2016, compared to $101.9 million for the same period of 2015. ADR was $291, a 0.3% decrease from $292 for the fourth quarter of 2015. Occupancy increased to 84.1% for the fourth quarter of 2016, from the 81.1% experienced for the same period of 2015. REVPAR was $245, a 3.4% increase from $237 for the fourth quarter of 2015. Food and beverage revenues decreased 2.8%, to $98.3 million for the fourth quarter of 2016, compared to the same period of 2015. Entertainment, retail and other revenues decreased 6.3%, to $56.2 million for the fourth quarter of 2016, compared to the same period of 2015.

Retail Joint Venture

In December 2016, the Company formed a joint venture with Crown Acquisitions Inc. ("Crown") to own and operate approximately 88,000 square feet of existing retail space and approximately 73,000 square feet of retail space that is currently under construction at Wynn Las Vegas. In connection with the transaction, the Company transferred certain assets and liabilities associated with the existing Wynn Las Vegas retail stores and will transfer the retail space that is currently under construction from Wynn Las Vegas, LLC, to newly formed entities owned by Wynn Resorts (the “Retail Joint Ventures”). Crown will pay the Company $472.0 million in two installments for a 49.9% ownership interest in each of the Retail Joint Ventures. The first payment of $292.0 million, which consisted of $217.0 million in cash and a $75.0 million interest-free note that matures in full on January 3, 2018, was received in December 2016. The Company expects to receive the second fixed payment of $180.0 million following the completion of the retail space currently under construction, which is expected to be completed in 2017. Based on the applicable accounting guidance, the Company will continue to consolidate the Retail Joint Ventures in its consolidated financial statements.

Wynn Boston Harbor Project in Massachusetts

The Company is currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including construction costs, capitalized interest, pre-opening costs and land costs, is estimated to be between $2.2 billion and $2.4 billion. We expect to open Wynn Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities at December 31, 2016 were $2.9 billion.

Total debt outstanding at the end of the quarter was $10.13 billion, including $4.15 billion of Macau related debt, $3.17 billion of Wynn Las Vegas debt and $2.81 billion at the parent company and other.

Conference Call Information

The Company will hold a conference call to discuss its results on January 26, 2017 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income attributable to Wynn Resorts, Limited before pre-opening costs, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, loss on extinguishment of debt, net of noncontrolling interest and taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with U.S. generally accepted accounting principles ("GAAP") because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income before interest, taxes, depreciation and amortization, pre-opening costs, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income (loss) from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) Adjusted Property EBITDA to net income attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating revenues:
Casino	$1,004,533	$692,098	$3,268,141	$2,932,419
Rooms	172,225	133,073	603,272	538,500
Food and beverage	132,442	119,768	601,514	597,080
Entertainment, retail and other	106,172	85,779	363,428	350,622
Gross revenues	1,415,372	1,030,718	4,836,355	4,418,621
Less: promotional allowances	(114,939)	(83,816)	(370,058)	(342,738)
Net revenues	1,300,433	946,902	4,466,297	4,075,883
Operating costs and expenses:
Casino	651,208	426,932	2,079,740	1,862,687
Rooms	41,967	37,446	157,904	149,009
Food and beverage	80,754	72,727	375,234	361,246
Entertainment, retail and other	45,018	38,878	161,144	157,432
General and administrative	166,985	112,247	548,141	464,793
Provision (benefit) for doubtful accounts	7,387	(2,151)	8,203	11,115
Pre-opening costs	4,221	25,190	154,717	77,623
Depreciation and amortization	140,543	77,201	404,730	322,629
Property charges and other	23,456	6,572	54,822	10,535
Total operating costs and expenses	1,161,539	795,042	3,944,635	3,417,069
Operating income	138,894	151,860	521,662	658,814
Other income (expense):
Interest income	3,596	2,574	13,536	7,229
Interest expense, net of amounts capitalized	(95,667)	(73,608)	(289,365)	(300,906)
Change in interest rate swap fair value	2,126	1,710	433	(5,300)
Decrease in Redemption Note fair value	84,282	4,553	65,043	52,041
Loss on extinguishment of debt	—	—	—	(126,004)
Equity in income from unconsolidated affiliates	—	1,755	16	1,823
Other	318	(240)	(728)	1,550
Other income (expense), net	(5,345)	(63,256)	(211,065)	(369,567)
Income before income taxes	133,549	88,604	310,597	289,247
Benefit (provision) for income taxes	(6,983)	16,190	(8,128)	(7,723)
Net income	126,566	104,794	302,469	281,524
Net income attributable to noncontrolling interests	(12,766)	(17,573)	(60,494)	(86,234)
Net income attributable to Wynn Resorts, Limited	$113,800	$87,221	$241,975	$195,290
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.12	$0.86	$2.39	$1.93
Diluted	$1.12	$0.86	$2.38	$1.92
Weighted average common shares outstanding:
Basic	101,509	101,200	101,445	101,163
Diluted	101,910	101,459	101,855	101,671
Dividends declared per common share:	$0.50	$0.50	$2.00	$3.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income attributable to Wynn Resorts, Limited	$113,800	$87,221	$241,975	$195,290
Pre-opening costs	4,221	25,190	154,717	77,623
Property charges and other	23,456	6,572	54,822	10,535
Change in interest rate swap fair value	(2,126)	(1,710)	(433)	5,300
Decrease in Redemption Note fair value	(84,282)	(4,553)	(65,043)	(52,041)
Loss on extinguishment of debt	—	—	—	126,004
Income tax impact on adjustments	(4,611)	(2,765)	(3,013)	5,545
Noncontrolling interests impact on adjustments	546	(5,871)	(37,635)	(18,634)
Adjusted net income attributable to Wynn Resorts, Limited	$51,004	$104,084	$345,390	$349,622
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.50	$1.03	$3.39	$3.44

Weighted average common shares outstanding - diluted	101,910	101,459	101,855	101,671

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2016
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$95,622	$—	$23,997	$1,291	$18,846	$4,643	$4,467	$148,866
Wynn Palace	(8,035)	(1,371)	64,722	243	16,510	4,360	1,060	77,489
Other Macau	(2,755)	—	1,130	1	—	1,644	(20)	—
Total Macau Operations	84,832	(1,371)	89,849	1,535	35,356	10,647	5,507	226,355
Las Vegas Operations	40,046	75	47,768	7,848	12,072	5,751	1,029	114,589
Corporate and Other	14,016	5,517	2,926	14,073	(47,428)	3,070	7,826	—
Total	$138,894	$4,221	$140,543	$23,456	$—	$19,468	$14,362	$340,944

	Three Months Ended December 31, 2015
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other (1)	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$107,891	$—	$24,284	$1,983	$20,970	$2,182	$2,758	$160,068
Wynn Palace	(24,875)	20,830	4,045	—	—	—	—	—
Other Macau	(4,104)	—	735	—	—	2,573	796	—
Total Macau Operations	78,912	20,830	29,064	1,983	20,970	4,755	3,554	160,068
Las Vegas Operations	60,072	—	45,277	4,015	12,377	4,922	720	127,383
Corporate and Other	12,876	4,360	2,860	2,329	(33,347)	7,116	3,806	—
Total	$151,860	$25,190	$77,201	$8,327	$—	$16,793	$8,080	$287,451

(1) Amounts previously presented as equity in income from unconsolidated affiliates have been combined with property charges and other to be consistent with current year presentation.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Twelve Months Ended December 31, 2016
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$465,112	$—	$98,527	$5,497	$86,000	$13,839	$12,534	$681,509
Wynn Palace	(162,637)	129,773	105,884	430	23,064	5,207	1,315	103,036
Other Macau	(16,777)	—	3,509	1	—	12,311	956	—
Total Macau Operations	285,698	129,773	207,920	5,928	109,064	31,357	14,805	784,545
Las Vegas Operations	178,379	2,274	185,117	34,837	51,035	20,075	3,065	474,782
Corporate and Other	57,585	22,670	11,693	14,073	(160,099)	28,730	25,348	—
Total	$521,662	$154,717	$404,730	$54,838	$—	$80,162	$43,218	$1,259,327

	Twelve Months Ended December 31, 2015
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other (1)	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$473,765	$—	$112,634	$4,568	$94,271	$11,376	$12,009	$708,623
Wynn Palace	(70,063)	55,058	15,005	—	—	—	—	—
Other Macau	(17,447)	—	2,926	—	—	10,830	3,691	—
Total Macau Operations	386,255	55,058	130,565	4,568	94,271	22,206	15,700	708,623
Las Vegas Operations	218,866	—	181,981	5,223	46,835	21,469	2,792	477,166
Corporate and Other	53,693	22,565	10,083	2,567	(141,106)	32,404	19,794	—
Total	$658,814	$77,623	$322,629	$12,358	$—	$76,079	$38,286	$1,185,789

(1) Amounts previously presented as equity in income from unconsolidated affiliates have been combined with property charges and other to be consistent with current year presentation.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
NET INCOME TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$126,566	$104,794	$302,469	$281,524
Pre-opening costs	4,221	25,190	154,717	77,623
Depreciation and amortization	140,543	77,201	404,730	322,629
Property charges and other	23,456	6,572	54,822	10,535
Corporate expense and other	19,468	16,793	80,162	76,079
Stock-based compensation	14,362	8,080	43,218	38,286
Interest income	(3,596)	(2,574)	(13,536)	(7,229)
Interest expense, net of amounts capitalized	95,667	73,608	289,365	300,906
Change in interest rate swap fair value	(2,126)	(1,710)	(433)	5,300
Decrease in Redemption Note fair value	(84,282)	(4,553)	(65,043)	(52,041)
Loss on extinguishment of debt	—	—	—	126,004
Other	(318)	240	728	(1,550)
(Benefit) provision for income taxes	6,983	(16,190)	8,128	7,723
Adjusted Property EBITDA	$340,944	$287,451	$1,259,327	$1,185,789

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	83	192	149	230
VIP turnover	$10,796,516	$13,033,946	$47,048,754	$57,917,060
VIP table games win	$332,586	$339,033	$1,547,261	$1,659,683
VIP table games win as a % of turnover	3.08%	2.60%	3.29%	2.87%
Table games win per unit per day (1)	$43,419	$19,159	$28,332	$19,785
Mass market:
Average number of table games	182	249	216	228
Table drop (2)	$1,096,204	$1,185,535	$4,585,476	$4,857,804
Table games win	$193,921	$228,581	$881,797	$951,458
Table games win %	17.7%	19.3%	19.2%	19.6%
Table games win per unit per day (1)	$11,590	$9,965	$11,131	$11,431
Average number of slot machines	845	737	802	708
Slot machine handle	$802,630	$1,069,297	$3,386,973	$3,961,115
Slot machine win	$32,582	$50,373	$145,680	$191,164
Slot machine win per unit per day (3)	$419	$743	$497	$740
Room statistics:
Occupancy	96.3%	96.3%	94.4%	96.5%
ADR (4)	$262	$323	$293	$323
REVPAR (5)	$252	$311	$277	$312

Wynn Palace (6):
VIP:
Average number of table games	86	—	81	—
VIP turnover	$10,329,574	$—	$14,480,023	$—
VIP table games win	$276,499	$—	$396,954	$—
VIP table games win as a % of turnover	2.68%	—%	2.74%	—%
Table games win per unit per day (1)	$35,151	$—	$37,009	$—
Mass market:
Average number of table games	233	—	245	—
Table drop (2)	$724,982	$—	$1,000,881	$—
Table games win	$159,620	$—	$211,146	$—
Table games win %	22.0%	—%	21.1%	—%
Table games win per unit per day (1)	$7,461	$—	$6,527	$—
Average number of slot machines	888	—	962	—
Slot machine handle	$534,391	$—	$738,907	$—
Slot machine win	$28,054	$—	$40,664	$—
Slot machine win per unit per day (3)	$344	$—	$320	$—
Room statistics:
Occupancy	88.4%	—%	83.2%	—%
ADR (4)	$272	$—	$276	$—
REVPAR (5)	$241	$—	$230	$—

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Las Vegas Operations:
Average number of table games	232	228	235	232
Table drop (2)	$452,517	$485,652	$1,838,479	$2,060,189
Table games win	$124,469	$139,273	$465,041	$490,920
Table games win %	27.5%	28.7%	25.3%	23.8%
Table games win per unit per day (1)	$5,837	$6,651	$5,406	$5,786
Average number of slot machines	1,908	1,882	1,893	1,866
Slot machine handle	$862,052	$730,733	$3,148,610	$2,969,327
Slot machine win	$57,238	$52,585	$208,024	$206,626
Slot machine win per unit per day (3)	$326	$304	$300	$303
Room statistics:
Occupancy	84.1%	81.1%	85.3%	85.2%
ADR (4)	$291	$292	$296	$285
REVPAR (5)	$245	$237	$252	$243

(1) Table games win per unit per day is shown before discounts and commissions, as applicable.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(6) Wynn Palace opened on August 22, 2016.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Mark Strawn
702-770-7555
investorrelations@wynnresorts.com